Exhibit 5.1

CANE CLARK LLP                                       3273 E. Warm Springs
Kyleen E. Cane*        Bryan R. Clark                Las Vegas, NV  89120
Joe Laxague            Scott P. Doney                Telephone: 702-312-6255
Christopher T. Clark                                 Facsimile: 702-944-7100
                                                     Email: sdoney@caneclark.com


October 19, 2010

Vantage Health
11400 West Olympic Boulevard Suite 640,
Los Angeles California 90064-11567

     Re: Vantage Health, Registration Statement on Form S-1

Ladies and Gentlemen:

     I have acted as special counsel for Vantage Health, a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 22,009,375shares (the "Shares") held by the selling shareholders described in the Registration Statement. Of the Shares, 14,150,000 have already been issued and the remaining 7,859,375 are to be issued upon the exercise of warrants (the "Warrants") as described in the Registration Statement.

     In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, I am of the opinion that the 14,150,000 shares of common stock to be sold by selling shareholders are duly authorized and legally issued by the Company and fully paid and non-assessable, and that the 7,859,375 shares of common stock underlying the Warrants, when exercised in accordance with the exercise provisions of the Warrants, will be duly authorized and legally issued by the Company and fully paid and non-assessable.

     This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

     The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.


                 *Licensed in California, Washington and Hawaii;
                  Licensed in Colorado and District of Columbia
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     The opinions set forth herein are subject to the following  qualifications:
(a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Sincerly,

CANE CLARK, LLP


/s/ Scott Doney
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Scott Doney, Esq.

October 19, 2010

                                     CONSENT

     I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the amended Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Vantage Health

Sincerly,

CANE CLARK, LLP


/s/ Scott Doney
-------------------------------
Scott Doney, Esq.